Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS THIRD QUARTER

2005 EARNINGS PER SHARE OF $0.03

•	Net sales increased 2.3%

•	Segment operating profit of $9.3 million versus $3.3 million last year

•	Net income of $1.4 million, or $0.03 per diluted share, versus a net loss of $4.2 million, or $0.10 per diluted share last year

•	Excluding restructuring and severance charges of $0.6 million, EPS of $0.05 per diluted share

FAIRLAWN, OHIO, September 19, 2005 - OMNOVA Solutions Inc. (NYSE: OMN) today reported net income of $1.4 million, or $0.03 per diluted share, for the third quarter of 2005, compared to a net loss of $4.2 million, or a loss of $0.10 per diluted share, for the third quarter of 2004. Included in the third quarter of 2005 were restructuring and severance charges of $0.6 million primarily related to workforce reductions at the Company’s U.K. operations. Excluding these charges, the Company generated net income of $0.05 per diluted share for the third quarter of 2005.

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OMNOVA Add 1

Net sales increased 2.3%, or $4.7 million, to $207.0 million for the third quarter of 2005 as compared to $202.3 million during the same period a year ago. Contributing to the sales increase in the third quarter of 2005 were pricing improvements of $26.3 million, or 13.0%, partially offset by $15.9 million in lower volumes and $5.7 million related to the Company’s decision to exit its wallcovering distribution joint venture during the first quarter of 2005. Cost of goods sold for the third quarter of 2005 increased $5.4 million to $164.9 million versus the same quarter last year, driven by $19.2 million of higher raw material costs which was partially offset by lower volumes and lower manufacturing and warranty expenses. Gross profit decreased to $42.1 million in the third quarter of 2005 as compared to $42.8 million in 2004. Selling, general and administrative costs decreased $6.2 million to $29.2 million, or 14.1% of net sales, in the third quarter of 2005 versus $35.4 million, or 17.5% of net sales, in the third quarter of 2004 due to lower employee headcount, improved cost control and the elimination of expenses from the wallcovering distribution joint venture. Total Company employment year-to-date has declined 10.0%, or approximately 200 positions, to 1,800 employees.

Interest expense increased to $5.3 million for the third quarter of 2005 as compared to $5.2 million for the same period a year ago, due primarily to higher average borrowing rates. The Company’s total debt at the end of the third quarter of 2005 was $187.4 million, down $10.4 million from the second quarter of 2005.

“During the quarter, earnings per diluted share excluding unusual items improved by $0.15 as compared to last year, and we generated positive earnings per diluted share for the second consecutive quarter despite record high oil prices. The improved results were driven by aggressive cost reductions and increased pricing. We are especially pleased with our SG&A costs reductions, as well as debt reduction resulting from our focus on working capital management,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Although volumes were weak in the month of July, as many customers took extended downtime to adjust inventories, volumes improved in August. Other challenges in the quarter included the loss of eight production shifts as we temporarily shut down three of our manufacturing facilities due to Hurricane Katrina. Our facilities were not damaged and are back in operation.”

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OMNOVA Add 2

“Looking to the fourth quarter, Hurricane Katrina has resulted in uncertainty regarding energy prices and general availability of petrochemical-based raw materials. We believe, however, that through the hard work of our employees and key strategic suppliers, we are well prepared to meet our customer needs as the Gulf Coast region begins its rebuilding process. We also expect to be profitable in the fourth quarter for the third consecutive period.”

Performance Chemicals - Net sales during the third quarter of 2005 increased 18.7% to $118.9 million versus $100.2 million in the third quarter of 2004, driven by 20.2% higher average unit selling price partially offset by 1.5% in volume declines. Segment operating profit was $9.3 million for the third quarter of 2005 as compared to $2.9 million for the third quarter of 2004. The segment’s operating margin was 7.8% as compared to 2.9% for the same period last year but still below the Company’s targeted reinvestment levels. As compared to last year, raw material costs were up $13.1 million during the quarter due to cost increases in styrene, butadiene, acrylics and most secondary raw materials. Focused cost reduction and LEAN SixSigma initiatives have led to further reductions in spending levels for SG&A and manufacturing. Productivity improved by over 6% year-to-date versus the same period last year.

During the quarter, volumes in paper continued to be negatively impacted by a strike at a major customer plant which was finally settled in August. Trialing activity continues at several key accounts, especially in paper applications that utilize OMNOVA’s new GenCryl® Platinum Pt™ latex. Specialty chemical volumes improved high-single digits on new product introductions. Sales in nonwovens and adhesive/tape applications increased by over 30% versus last year on the strength of new products and pricing. Also, international sales increased significantly for the quarter, up 60% or $2.7 million. Inventories declined by over $5 million as compared to the second quarter due to aggressive working capital management. Additionally, OMNOVA and the local union at the Mogadore, Ohio manufacturing facility agreed to a new four-year contract on June 2, 2005 that enhances the segment’s competitive position.

Decorative Products - Net sales were $58.4 million during the third quarter of 2005, a decrease of $8.7 million versus 2004. Sales related to a wallcovering distribution joint venture, which the Company exited in early 2005, were $5.7 million in the third quarter of 2004. Excluding these sales, Decorative Products’ sales declined 4.9% from the third quarter of 2004. Segment

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OMNOVA Add 3

operating loss was $0.6 million for the third quarter of 2005 as compared to a loss of $0.3 million for the third quarter of 2004. Included in the third quarter 2005 results were higher raw material costs of $1.7 million offset by approximately $1.6 million of increased pricing to customers that was announced in May 2005 across most product lines. Also included in the third quarter of 2005 were restructuring and severance charges of $0.6 million. Excluding the restructuring and severance charges, segment operating profit was breakeven for the third quarter of 2005 as compared to a loss of $0.3 million for the third quarter of 2004.

During the quarter, as compared to last year, wallcovering margins improved in North America and operating losses in Europe were significantly narrowed. OMNOVA’s wallcovering business won significant new hospitality business and the Company’s Asian joint venture operations were profitable in the third quarter of 2005 in comparison to an operating loss in the third quarter of 2004. In coated fabrics, several new boat manufacturers selected the Company as their supplier of choice. Decorative laminates gained several new customers for its Surf(x)® 3D laminate product. Year-to-date, sales of coated fabrics and laminates to marine (up 29%), transportation (up 19%) and kitchen and bath (up 19%) are partially offsetting declines in residential furniture, consumer electronics and ready-to-assemble furniture. Inventories declined $2.5 million versus the second quarter of 2005 due to aggressive LEAN SixSigma projects. Also, workforce reductions during the last twelve months have totaled over 200 positions, or a decline of over 15%.

Building Products – Net sales of the Company’s single-ply commercial roofing products were $29.7 million during the third quarter of 2005, a decrease of 15.1% compared to $35.0 million in the third quarter of 2004, but an increase of 1.7% from the second quarter of 2005. Strong growth in thermoplastic polyolefin (TPO) and increased pricing across all roofing systems were offset by weaker volumes in polyvinyl chloride (PVC) membrane systems, and polyisocyanurate (ISO) insulation. Lead times and extreme pricing volatility in the ISO industry contributed to the weaker volumes in the membrane systems during the first two months of the quarter. However, lead times and pricing of ISO improved throughout the quarter and the segment generated its highest sales and profitability during the month of August. Segment

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OMNOVA Add 4

operating profit was $0.6 million for the third quarter of 2005, as compared to operating profit of $0.7 million in the third quarter of 2004. Operating profit was negatively impacted by higher raw material and purchased product costs, lower PVC and ISO volumes, and higher manufacturing costs which were partially offset by pricing actions and lower warranty expense. During the quarter, the Building Products segment completed a major LEAN SixSigma project which is expected to improve manufacturing line speeds and reduce changeover time and scrap rates.

Earnings Conference Call – OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, September 20, 2005, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, September 27, 2005. A telephone replay will also be available beginning at 2:30 p.m. EDT on September 20, 2005, and ending at 11:59 p.m. EDT on September 27, 2005. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 794297.

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Non-GAAP and Other Financial Measures – This earnings release includes non-GAAP financial measures, as defined by the Securities and Exchange Commission. Specifically, the net income (loss) and net income (loss) per diluted share excluding restructuring and severance costs (excluded items) are non-GAAP financial measures. Management believes that presenting this information provides a more accurate basis for investors to compare the financial results year over year. Set forth below is a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

	Three Months Ended August 31,		Nine Months Ended August 31,
Dollars in millions, except per share data	2005	2004	2005	2004
Net income (loss)	$1.4	$(4.2)	$(5.9)	$(9.7)
Excluded items (net of tax):
Work stoppage	—	—	1.7	—
Restructuring and severance	.6	—	5.9	.4

Net income (loss) before excluded items (net of tax)	$2.0	$(4.2)	$1.7	$(9.3)

Net income (loss) per diluted share	$.03	$(.10)	$(.15)	$(.24)
Net income (loss) per diluted share for excluded items (net of tax)	.02	—	.19	(.01)

Net income (loss) per diluted share before excluded items (net of tax)	$.05	$(.10)	$.04	$(.23)

Number of diluted shares outstanding	40.9M	40.2M	40.8M	40.1M

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is essential to providing the investor with an understanding of the Company’s business and operating performance. The following is a reconciliation of segment sales to consolidated sales and segment operating profit to consolidated profit (loss) before taxes.

	Three Months Ended August 31,		Nine Months Ended August 31,
Dollars in millions	2005	2004	2005	2004
Performance Chemicals	$118.9	$100.2	$339.1	$272.0
Decorative Products	58.4	67.1	180.8	196.7
Building Products	29.7	35.0	84.4	83.0

Total Sales	$207.0	$202.3	$604.3	$551.7

Performance Chemicals (PC)
Operating profit	$9.3	$2.9	$24.5	$9.5
Restructuring and severance	—	—	(.7)	—

PC segment operating profit	$9.3	$2.9	$23.8	$9.5

Decorative Products (DP)
Operating profit (loss)	$—	$(.3)	$.3	$2.5
Work stoppage	—	—	(1.7)	—
Restructuring and severance	(.6)	—	(5.2)	(.4)

DP segment operating (loss) profit	$(.6)	$(.3)	$(6.6)	$2.1

Building Products (BP)
BP segment operating profit	$.6	$.7	$.7	$2.1

Total Segment Operating Profit	$9.3	$3.3	$17.9	$13.7
Interest expense	(5.3)	(5.2)	(16.1)	(15.5)
Corporate expense	(2.6)	(2.3)	(7.6)	(7.8)
Corporate restructuring and severance	—	—	(.1)	—

Profit (Loss) Before Income Taxes	$1.4	$(4.2)	$(5.9)	$(9.6)

Capital expenditures	$2.8	$3.3	$8.2	$7.1

OMNOVA Add 6

This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could,” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition, significant accounting policies and management judgments, among other things, and include statements based on current expectations, estimates, forecasts and projections. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks, changes in prevailing governmental policies and regulatory actions, and litigation risks inherent in the Company’s business. Some important risks, uncertainties and factors that could cause the Company’s actual results or outcomes to differ materially from those expressed in or implied by its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; prices and availability of raw materials including styrene, butadiene, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; unexpected adverse litigation judgment and absence of or inadequacy of insurance coverage for such judgment; prolonged work stoppage resulting from labor disputes with unionized workforce; acts of war or terrorism; ability to develop successful new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; governmental and regulatory policies; rapid inflation in health care costs; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; assumptions used in determining pension plan expense and funding, such as return on assets and

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OMNOVA Add 7

discount rates; assumptions used in determining health care cost estimates; compliance with extensive environmental, health and safety laws and regulations; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2004 sales of $746 million and a current workforce of 1,800 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, decorative and functional surfaces, and single-ply roofing systems for a variety of commercial, industrial and residential end uses.

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Web Site: http://www.omnova.com

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2005	2004	2005	2004
Net Sales	$207.0	$202.3	$604.3	$551.7

Costs and Expenses
Cost of goods sold	164.9	159.5	479.5	421.5
Selling, general and administrative	29.2	35.4	91.0	104.5
Depreciation and amortization	5.8	5.7	17.2	17.2
Interest expense	5.3	5.2	16.1	15.5
Other (income) expense, net	(.2)	.7	1.0	2.2
Restructuring and severance	.6	—	5.4	.4

	205.6	206.5	610.2	561.3

Income (Loss) Before Income Taxes	1.4	(4.2)	(5.9)	(9.6)
Income tax expense	—	—	—	.1

Net Income (Loss)	$1.4	$(4.2)	$(5.9)	$(9.7)

Basic and Diluted Income (Loss) Per Share
Net Income (Loss) Per Share	$.03	$(.10)	$(.15)	$(.24)

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

	August 31, 2005	November 30, 2004
	(Dollars in millions, except per share amounts)
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$10.5	$15.0
Accounts receivable, net	109.3	104.6
Inventories	41.4	49.6
Deferred income taxes	3.7	3.7
Prepaid expenses and other	3.5	2.6

Total Current Assets	168.4	175.5

Property, plant and equipment, net	157.6	166.8
Trademarks and other intangible assets, net	8.8	9.9
Prepaid pension	57.2	57.3
Other assets	19.8	23.0

Total Assets	$411.8	$432.5

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$.1	$.2
Accounts payable	79.6	96.5
Accrued payroll and personal property taxes	14.7	14.0
Accrued interest	4.8	9.5
Other current liabilities	15.9	15.3

Total Current Liabilities	115.1	135.5

Long-term debt	187.3	181.5
Postretirement benefits other than pensions	47.0	48.1
Deferred income taxes	3.7	3.7
Other liabilities	14.3	12.9

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 42.6 million and 42.4 million shares issued at August 31, 2005 and
November 30, 2004, respectively; 41.1 million and 40.7 million shares outstanding at August 31, 2005 and November 30, 2004, respectively	4.2	4.2
Additional contributed capital	311.9	310.9
Retained deficit	(262.0)	(256.2)
Treasury stock at cost; 1.5 million and 1.7 million shares at August 31, 2005 and November 30, 2004, respectively	(10.4)	(11.4)
Accumulated other comprehensive income	.7	3.3

Total Shareholders’ Equity	44.4	50.8

Total Liabilities and Shareholders’ Equity	$411.8	$432.5